Exhibit 11.1



                     COMPETITIVE TECHNOLOGIES, INC.
              Schedule of Computation of Earnings Per Share
                               (Unaudited)


                                                     Quarter
                                                 ended October 31,
                                                1995         1994


Loss from continuing operations             $ (174,208)  $ (190,104)
Net income from discontinued operations             --       59,139

Net loss applicable to common stock         $ (174,208)  $ (130,965)


Common and common equivalent shares -
    primary:
  Weighted average common shares
    outstanding                              5,813,952    5,798,776
  Adjustments for assumed exercise of
    stock options                                5,255*      86,266*
  Adjustments for assumed exercise of
    stock warrants                                  --      144,706*
  Weighted average number of common and
    common equivalent shares outstanding     5,819,207    6,029,748

Common and common equivalent shares -
    fully diluted:
  Weighted average common shares
    outstanding                              5,813,952    5,798,776
  Adjustments for assumed exercise of
    stock options                               14,924*      92,972*
  Adjustments for assumed exercise of
    stock warrants                                  --      155,955*
  Weighted average number of common and
    common equivalent shares outstanding     5,828,876    6,047,703

Loss from continuing operations
    per share of common stock:
      Primary and fully diluted             $    (0.03)  $    (0.03)
Net income from discontinued
    operations per share of common stock:
      Primary and fully diluted                     --         0.01
Net loss per share of common stock:

    Primary and fully diluted               $    (0.03)  $    (0.02)


* Anti-dilutive.


These calculations are submitted in accordance with Regulation S-K item 601 (b) (11) which differs from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 because they produce an anti-dilutive result.